FORM 4
         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
Olson, Doug R.
5495 Marion Street
Denver, CO 80216

2. Issuer Name and Ticker or Trading Symbol
First Entertainment Holding Corp. FTET

3. IRS or Social Security Number of Reporting Person (Voluntary)
###-##-####

4. Statement for Month/Year
4/99

5. If Amendment, Date of Original (Month/Year)
5/99

6. Relationship of Reporting Person to Issuer
   x Director    10% Owner
     Officer      Other (specify below)

7. Individual or Joint/Group Filing
X Form filed by One Reporting Person
  Form filed by More Than One Reporting Person

Table I- Non-Derivative Securities Acquired, Disposed Of, or
Beneficially Owned

1. Title of Security
Common Stock
Common Stock

2. Transaction Date (Month/Date/Year)
4/11/99

3. Transaction Code
Code    V
 J

4. Securities Acquired(A) or Disposed of (D)
Amount     (A) or (D)     Price
12,000     (A)

5. Amount of Securities Beneficially Owned at End of Month
23,000
483,366

6. Ownership Form: Direct (D) or Indirect (I)
   (I)
   (D)

7. Nature of Indirect Beneficial Ownership
Creative Business Services

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. pots, calls, warrants options, convertible securities)

1. Title of Derivative Security
Common stock options

2. Conversion or Exercise Price of Derivative Security


3. Transaction Date (Month/Date/Year)


4. Transaction Code


5. Number of Derivative Securities Acquired (A) or Disposed of (D)


6. Date of Exercisable and Expiration Date (Month/Date/Year)
Date Exercisable            Expiration Date



7. Title and Amount of Underlying Securities
     Title              Amount of Number of Shares


8. Price of Derivative Securities Beneficially Owned at End of Month


9. Number of Derivative Security Direct(D) or Indirect(I)
450,000

10. Ownership Form of Derivative Security Direct(D)or Indirect(I)
     (D)


11. Nature of Indirect Beneficial Ownership

/s/ Doug Olson                  11/02/99
-----------------              ---------
Signature of Reporting Person    Date